Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-1 No. 333-119852 and Form S-4 No. 333-119231) of Nalco Finance Holdings LLC and in the related Prospectus of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedules of Nalco Finance Holdings LLC, and the effectiveness of internal control over financial reporting of Nalco Finance Holdings LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP
Chicago, Illinois
February 27, 2008